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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


                  Power Efficiency Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                  RESOLVED, that the Certificate of Incorporation of Power Efficiency Corporation be amended to increase the authorized number of shares of said corporation by changing Section 4.1 of the Fourth Article thereof so that, as amended, said
                  Section 4.1 shall be and read as follows:

                  4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares, which are to be divided into two classes as follows:

                           50,000,000 shares of Common Stock, par value $.001 per share; and

                           10,000,000 shares of Preferred Stock, par value $.001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Power Efficiency Corporation has caused this certificate to be signed by Stephen Shulman, its President, this 4th day of June 2002.


                                POWER EFFICIENCY CORPORATION


                                By /s/shulman
                                   ----------------------------------
                                     Stephen Shulman
                                     Its President